UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2016

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 The American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 4, 2016, Immunomedics, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and Wells Fargo Securities, LLC (the “Underwriter”), in connection with its previously announced sale of an aggregate of 10,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), and accompanying warrants (the “Warrants”) to purchase 10,000,000 shares of Common Stock at an exercise price equal to $3.75 per share, at a purchase price of $3.00 per share and accompanying warrant, pursuant to the Company’s existing shelf registration statement (File No. 333-198766) on Form S-3, which was declared effective by the Securities and Exchange Commission on October 1, 2014 (the “Offering”).  The Underwriter served as the sole book-running manager.

The Company expects total gross proceeds of approximately $30,000,000, based on a public offering price of $3.00 per share, before deducting the underwriting discounts and commissions and estimated expenses related to the offering payable by the Company.  Pursuant to the Underwriting Agreement, the Company will pay the Underwriter an aggregate fee equal to 4% of the gross proceeds of the Offering equal to approximately $1,200,000, and the Company estimates the expenses of the Offering to equal approximately $320,000.

A copy of each of the form of Underwriting Agreement and the related press release of the company are filed herewith as Exhibits 1.1 and 99.1, respectively, and are incorporated herein by reference.  The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such Exhibits.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and between the Company and the Underwriter dated October 4, 2016.

99.1	Press Release of the Company dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Michael R. Garone
	Name:	Michael R. Garone
	Title:	Vice President, Finance and Chief Financial Officer

Date:  October 11, 2016